                              NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust   The Financial Relations Board / BSMG
20 South Third Street   875 North Michigan Avenue
Columbus, Ohio 43215    Chicago, Illinois 60611
www.glimcher.com        www.frbinc.com

William G. Cornely     Leslie Hunziker
Exec. V.P., COO & CFO  General Information
bcornely@glimcher.com  lhunzike@frb.bsmg.com
(614) 621-9000 x111    (312) 640-6760

Georganne Palffy      Laura Kuhlmann
Analysts/Investors    Media Inquiries
gpalffy@frb.bsmg.com  lkuhlmann@att.net
(312) 640-6768        (312) 266-2239

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 19, 2001

              GLIMCHER REALTY TRUST REPORTS FIRST QUARTER 2001
                                RESULTS

         FFO Benefits from Occupancy Gains and Higher Average Rents;
                       Debt Reduced by $10 Million

COLUMBUS, Ohio-April 19, 2001-Glimcher Realty Trust, (NYSE: GRT), one of
the country's premier retail REITs, today reported results for its first quarter ended March 31, 2001. For the latest three months, the Company's core portfolio performed well with a 4.4% gain in revenues as a result of stronger occupancy and higher average rents in the regional mall portfolio. Total operating performance was impacted by the dilution from asset sales. The Company's successful asset disposition program helped to reduce total debt by $10 million in the 2001 first quarter.

"Our core portfolio is solid. We are making good progress on our plan to grow the regional mall portfolio and improve its quality," said Michael P. Glimcher,
President. "We continue to actively market non-strategic single- tenant and community center assets to better focus this portfolio on geographic regions where we have a higher concentration of properties. Proceeds from the sale of these properties are being used primarily to pay down debt; and in the first quarter, we were able to make substantial progress toward that goal. Further, we continue to address the 2001 debt maturities through a combination of asset sales and refinancings."

               Summary of First Quarter Financial Highlights
                 (dollars in thousands except per share amounts)

                            Three Months Ended March 31,
                                  2001        2000       Change

Revenue                         $ 63,381     $ 60,696      4.4%
FFO                             $ 18,963     $ 18,482      2.6%
FFO per diluted share           $   0.70     $   0.69      1.4%

First Quarter 2001 Results

For the first quarter 2001, funds from operations (FFO) increased to $19.0 million, or $0.70 per diluted share, compared with $18.5 million, or $0.69 per diluted share, for the first quarter 2000. FFO is an industry standard measure for evaluating operating performance defined as net income plus real estate depreciation less gains or losses from depreciable property sales, extraordinary items and cumulative effect of accounting changes. Revenues rose to $63.4 million with 108 properties contributing to first quarter 2001 results compared with revenues of $60.7 million generated from 126 properties a year earlier. Net income was $3.2 million compared with $4.3 million for the same period of 2000.
At March 31, 2001, debt-to-market capitalization stood at 62.8% compared with
65.8% at December 31, 2000. The decrease results from a combination of $10 million in debt reduction and a 21% improvement in the Company's share price between January 1, 2001 and March 31, 2001.

Asset Sales

During the first quarter of 2001, the Company closed on $7.8 million of non-
strategic asset sales, generating a net gain to Glimcher of approximately
$810,000. These assets consisted of one single-tenant property, two community centers, and one outparcel. The 2001 first quarter net income includes net gains on sales of property of $0.03 per diluted share compared with $0.05 per diluted share in the similar 2000 period.

Permanent Financing Secured

In keeping with the Company's strategy to secure permanent financing on select assets under beneficial interest rate and market conditions, Glimcher refinanced three properties in the first quarter under permanent mortgages aggregating
$22.8 million at an average fixed interest rate of 7.32%. The Company currently has applications pending for certain other permanent financing commitments.
In a separate development, in late February, the Company announced that through its operating partnership, Glimcher Properties Limited Partnership, GRT entered into an agreement to purchase the $34 million Series A-1 convertible preferred shares of GRT, $56 million Series D convertible preferred shares of GRT, a 40%
interest in Jersey Gardens Mall, and a 45% interest in The Great Mall of the
Great Plains. Specific details of the consideration are subject to confidentiality provisions contained in the agreement to purchase. The Company is currently in the process of arranging funding for the transaction, which is expected to close by June 30, 2001.Base Rents, Occupancy Rates for Mall and
Community Center PortfoliosAverage base rents for mall stores increased to
$21.66 per square foot at March 31, 2001, from $21.30 per square foot at March
31, 2000. Mall store occupancy rates were 86.2% versus 83.5% in the similar 2000 period. Average base rents in the community center portfolio increased 5.8% to
$5.83 per square foot at March 31, 2001, from $5.51 per square foot at the end of the first quarter of 2000. Total community center portfolio occupancy was
94.9% compared with 95.3% at March 31, 2000.

Portfolio Overview

At March 31, 2001, the Company's mall portfolio gross leasable area (GLA)
totaled 18.3 million square feet. Additionally, the community center portfolio totaled 12.1 million square feet. As of April 18, 2001, Glimcher owns or has a joint venture interest in a total of 108 properties in 26 states aggregating
30.4 million square feet of GLA.

Development on Track for New Regional Mall

Construction of Glimcher's latest regional mall development, Polaris Fashion
Place in Columbus, Ohio, is moving forward on schedule. The Company expects all seven anchors to be in operation by the time of the projected grand opening on
October 25, 2001.

Dividend Performance

For the first quarter of 2001, the Company declared a cash dividend of $0.4808 per common share, which was paid on April 16, 2001, to common shareholders of record as of March 30, 2001. The cash dividend is equivalent to $1.9232 on an annualized basis. The Company also paid a cash dividend of $0.578125 on its
9.25% Series B Preferred Shares on April 16, 2001, to shareholders of record on
March 30, 2001. On an annualized basis, this is the equivalent of $2.3125 per preferred share.

First quarter Conference Call

Glimcher's first quarter investor conference call is scheduled for 11 a.m. EDT on April 19, 2001. Those wishing to join this call may contact Georganne Palffy at The Financial Relations Board / BSMG at: gpalffy@frb.bsmg.com.
This call also will be simulcast and available over the Internet via the web site www.streetevents.com.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, value megamalls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell
2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.
Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the consummation of asset sales at acceptable prices, the rate of revenue increases versus expense increases and financial stability of tenants within the retail industry, as well as other risks listed from time to time in the Company's reports filed with the
Securities and Exchange Commission or otherwise publicly disseminated by the
Company.

Supplemental Information Available

The following supplemental materials are available on the Company's web site or by calling (614) 621-9000, ext. 119:

o     Summary financial statement information
o     Quarterly calculation of FFO, EBITDA and selected statistical ratios
o     Outstanding debt and debt maturities schedules
o     Segment reporting
o     Summary financial statement information for unconsolidated entities
o     Portfolio statistics
o     Schedule of significant tenants

      For more information about Glimcher Realty Trust toll-free via fax, dial 1-800-PRO-INFO (or 1-800-776-4636), follow the voice menu prompts and enter the company code "GRT" (or 478) on any touch tone phone, or visit the Glimcher page on FRB's web site at www.frbinc.com

                Visit Glimcher at www.glimcher.com

                           Financial tables follow...

                              GLIMCHER REALTY TRUST
                                Operating Results
                    (in thousands, except per share amounts)

                                                    Three months ended
                                                         March 31,
                                                   2001              2000
                                               -----------       ----------
Minimum rents                                   $  40,753         $ 40,897
 Percentage rents                                   1,580            1,615
 Tenant reimbursements                             16,362           14,689
 Fee income and other                               4,686            3,495
                                               -----------       ----------
 Total revenues                                    63,381           60,696
                                               -----------       ----------
 Property expenses                                 19,325           17,625
 Depreciation and amortization                     12,122           11,746
 General and administrative                         2,572            2,409
                                               -----------       ----------
 Total expenses                                    34,019           31,780
                                               -----------       ----------
 Operating income                                  29,362           28,916
 Gain (loss) on sales of properties/outparcels        810            1,269
 Interest expense, net                             19,893           19,947
 Equity in income (loss) of unconsolidated
  entities                                           (506)             (14)
 Minority interest in operating partnership           426              526
                                               -----------       ----------
 Income before extraordinary item and cumulative
   effect of accounting change                      9,347            9,698
 Extraordinary item - early extinguishment
   of debt                                            290              -
                                               -----------       ----------
 Income before cumulative effect of
   accounting change                                9,057            9,698
 Cumulative effect of accounting change               116              -
                                               -----------       ----------
 Net income                                         8,941            9,698
 Preferred stock dividends                          5,760            5,402
                                               -----------       ----------
 Net income available to common shareholders      $ 3,181          $ 4,296
                                               ===========       ==========

 Weighted average common shares
   outstanding - basic                             23,829           23,771
 Weighted average common shares
   outstanding - diluted                           27,122           26,747

 Earnings per share before extraordinary
   item and cumulative effect - basic             $  0.15          $  0.18
 Extraordinary item and cumulative effect
   of accounting change                           $  0.02          $   -
 Earnings per share - basic                       $  0.13          $  0.18

 Earnings per share before extraordinary
  item and cumulative effect - diluted            $  0.15          $  0.18
 Extraordinary item and cumulative effect of
   accounting change                              $  0.01          $   -
 Earnings per share - diluted                     $  0.13          $  0.18

 Funds from Operations
 Funds from operations - basic                    $16,791          $16,439
 Funds from operations - diluted                  $18,963          $18,482

 Funds from operations per share - basic          $  0.70          $  0.69
 Funds from operations per share - diluted        $  0.70          $  0.69

                              GLIMCHER REALTY TRUST
                       Selected Balance Sheet Information
                                 (in thousands)

                                               March 31,      December 31,
                                                 2001             2000
                                             ------------    -------------

Investment in real estate, net                $ 1,478,722      $ 1,495,697
 Total assets                                 $ 1,572,671      $ 1,589,545
 Mortgage notes and other notes payable       $ 1,059,501      $ 1,069,466

                                               March 31,      December 31,
                                                 2001             2000
                                             ------------    -------------

Occupancy:
    Mall Anchors                                   95.9%            99.0%
    Mall Stores - Total Portfolio                  86.2%            83.5%
    Total Mall Portfolio                           92.2%            93.0%

    Community Center Anchors                       96.6%            97.2%
    Community Center Stores                        88.4%            90.6%
    Total Shopping Centers                         94.6%            95.7%
    Single Tenant Retail Properties               100.0%            92.2%
    Total Community Center Portfolio               94.9%            95.3%

Average Base Rents:
    Mall Anchors                                   $5.22            $5.19
    Mall Stores - Total Portfolio                 $21.66           $21.30

    Community Center Anchors                       $4.75            $4.61
    Community Center Stores                        $9.56            $9.22
    Single Tenant Retail Properties                $5.95            $4.40
    Community Center Properties                    $5.83            $5.51

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